United States

Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2018

MILLER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-14124	62-1566286
(State or Other Jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8503 Hilltop Drive, Ooltewah, Tennessee

37363

(Address of Principal Executive Offices)

(Zip Code)

(423) 238-4171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Miller Industries, Inc. (the “Company”) adopted a new cash bonus program for the Company’s Co-Chief Executive Officers, effective as of January 1, 2018, which replaces the previous cash bonus plan for Mr. Jeffrey I. Badgley, the Company’s Co-Chief Executive Officer, that was adopted as an amendment to Mr. Badgley’s employment agreement on April 18, 2011 when Mr. Badgley was the Company’s only chief executive officer.

The new cash bonus program provides that Mr. Badgley and William G. Miller II, President and Co-Chief Executive Officer of the Company, shall be entitled to receive an annual cash bonus award if the Company’s income before income taxes (excluding any currency adjustments) (“Pretax Income”) exceeds $10 million for the most recently completed fiscal year pursuant to the following formula:

•	for Pretax Income in the applicable fiscal year of up to $30 million, each Co-Chief Executive Officer shall be entitled to receive 0.5% of such Pretax Income;

•	for Pretax Income in the applicable fiscal year exceeding $30 million and up to $35 million, each Co-Chief Executive Officer shall be entitled to receive 1.0% of such Pretax Income; and

•	for Pretax Income in the applicable fiscal year exceeding $35 million, each Co-Chief Executive Officer shall be entitled to receive 1.5% of such Pretax Income.

The Company retains the right to modify, amend or terminate the new cash bonus program at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miller Industries, Inc.
(Registrant)

By:	/s/ Frank Madonia
Frank Madonia
Executive Vice President, Secretary and General Counsel

Dated: September 11, 2018